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                                                                    EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-99205 of BioTime, Inc. on Form S-3 of our report dated February 16, 2002 (March 27, 2002 as to Note 9 and the fourth paragraph of Note 1), which report expresses an unqualified opinion and includes an explanatory paragraph related to the development stage of the Company's operations, appearing in the Annual Report on Form 10-K/A-1 of the Company for the year ended December 31, 2001 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Amendment No. 1 to the Registration Statement.

DELOITTE & TOUCHE LLP

San Francisco, California
October 17, 2002